Mandalay Digital Board Members Increase Investment Commitment to Company’s Growth Strategy

Peter Guber and Rob Ellin Provide Additional New Equity for Company

Reverse Split Complete and Split-Adjusted Trading Expected to Commence Monday, April 15, 2013

Reverse Split is in furtherance of Company’s effort to list on NASDAQ

LOS ANGELES, April 15, 2013 /PRNewswire/—Mandalay Digital Group, Inc. (OTC Markets: MNDL) today announced that Directors Peter Guber and Robert Ellin (through Trinad Capital Master Fund) have each invested $500,000 for new common equity into the Company, for a combined equity infusion of $1 million. The Company also announced details of the one-for-five (1:5) reverse split of its common stock, to take effect today, Monday, April 15, 2013 at the open of market.

New Equity Financing

“This latest financing reflects the continuing commitment of our Board to the execution of Mandalay Digital's growth strategy," commented Peter Adderton, Chief Executive Officer of Mandalay Digital Group. “This latest round of investment from Peter and Rob, both principal stockholders of Mandalay Digital, clearly demonstrates their ongoing confidence in our organic growth and acquisition strategies for the mobile content space. In fact, we have used this new capital to fund the closing cash component of our previously announced acquisition of mia, a leading mobile solutions provider based in Australia, with key relationships with leading global operators such as Vodafone, SingTel, and Telstra.”

Concurrent with this latest equity round, Mandalay Digital has completed a transition of its Board of Directors and accordingly Mr. Ellin will no longer serve as Executive Chairman but will remain an active Director of the Company. Mr. Ellin’s Executive Chairman Agreement provided for a one-year term and expired naturally on December 28, 2012, and Mr. Ellin had continued to serve Mandalay Digital in the same capacity to date.

“Thanks to Rob’s ongoing activities, Mandalay Digital is well positioned for the future, and the Board remains fully committed to the Mandalay Digital executive team and the Company’s growth strategy,” commented Peter Guber, Chairman of the Board of Mandalay Digital Group. “We continue to see expanding, unmet demand for the mobile delivery of rich media content, and thanks to Rob and his efforts, we are confident that Mandalay Digital is ready to meet that demand and capture the opportunity available to us.”

One-for-Five (1:5) Reverse Split

In addition, Mandalay Digital has completed the regulatory review process to effect a reverse stock split of the Company’s common stock, approved by stockholders in May of 2012. The Board of Directors of the Company has set a ratio of one-for-five (1:5) for the reverse stock split. The Company’s Certificate of Incorporation, as amended, reflecting the reverse split has become effective. Upon the open of market today, Monday, April 15th, the Company’s common stock will trade on a split-adjusted basis under the symbol MNDL, but with a D affixed for 20 business days (MNDLD), with a new CUSIP number.

The Company has a pending application to list on NASDAQ, and the reverse split is in furtherance of such effort. The Company anticipates that following the reverse stock split, its common stock will trade at a price higher than its pre-split price. However, there can be no assurance that, after the consummation of the reverse split, the common stock will trade at five (5) times the market price prior to the reverse split or at a level sufficient to meet NASDADQ’s requirements.

In the reverse split, each five shares of issued and outstanding common stock will be converted automatically into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The number of shares of common stock issued and outstanding will be reduced from approximately 101,067,566 shares as of immediately prior to the reverse split, to approximately 20, 213,513 shares outstanding post split. The reverse split will also have a proportionate effect on all stock options and warrants outstanding as of the reverse split.

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record as of the reverse split who hold share certificates will receive instructions from the Company’s transfer agent, American Stock & Transfer, explaining the process for obtaining new post-split stock certificates. American Stock & Transfer will act as the exchange agent for purposes of implementing the exchange of stock certificates.

About Mandalay Digital Group
Mandalay Digital Group is at the convergence of internet media content and mobile communications. The company delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology. This proprietary platform enables the responsible distribution of mobile entertainment by the mobile operators. Mandalay Digital is headquartered in Los Angeles and has offices in Europe and Israel to support global sales and marketing. For additional information, visit www.mandalaydigital.com.

Forward Looking Statement
Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to raise new capital on acceptable terms or at all, ability to manage international operations, ability to identify and consummate roll-up acquisitions targets, levels of orders, ability to record revenues, release schedules, finalization and market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts
Brett Maas, Managing Partner
(646) 536-7331
Email: brett@haydenir.com